EXHIBIT 5.1

[Letterhead of Pillsbury Winthrop Shaw Pittman LLP]

December 23, 2005

BIOLASE Technology, Inc.

981 Calle Amanecer

San Clemente, California 92673

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for BIOLASE Technology, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale by the selling stockholders of up to an aggregate of 487,909 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company (including 406,872 shares of Common Stock that have been issued as of the date hereof (the “Issued Shares”) and 81,037 shares of Common Stock issuable upon exercise of heretofore unexercised warrants (the “Warrant Shares”)) pursuant to the Company’s Registration Statement on Form S-1 (such Registration Statement, as amended, is herein referred to as the “Registration Statement”). In this regard, we have participated in the preparation of the Registration Statement and have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based on the foregoing, we are of the opinion that the Issued Shares have been duly authorized and validly issued, and are fully paid and nonassessable and the Warrant Shares, when issued and paid for in accordance with the terms of the warrants, will be duly authorized and validly issued, and when paid for, to our knowledge, will be fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP